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                                                                  Exhibit 10.5

                                LICENSE AGREEMENT
                                     BETWEEN
                                   AWARE, INC.
                                       AND
                              ANALOG DEVICES, INC.

     This Agreement is made and entered into this 25 day of September 1993, (the "Effective Date") by and between Aware, Inc. (hereinafter referred to as AWARE), a corporation duly organized under the laws of the Commonwealth of Massachusetts and having its principal office at One Memorial Drive, Cambridge, MA 02142, and Analog Devices, Inc. (hereinafter referred to as ADI), a corporation duly organized under the laws of Massachusetts and having a place of business at 181 Ballardvale Street, Wilmington, MA 01887-1024 (hereinafter referred to as "LICENSEE" or "ADI").

                                   WITNESSETH

     WHEREAS, AWARE is the owner of certain rights, title and interest in the PROGRAM (as later defined herein) and the TRADEMARK (as later defined herein) and has the right to grant licenses thereunder;

     WHEREAS, ADI desires to obtain a license to manufacture and sell digital signal processing hardware incorporating the PROGRAM; and

     WHEREAS, ADI and AWARE have entered into a separate DEVELOPMENT AGREEMENT, a copy of which is attached hereto as Appendix A and incorporated herein,

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                 1 - DEFINITIONS

     For the purposes of this Agreement, the following words and phrases shall have the following meanings:


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     1.1 "PROGRAM(s)" shall mean the software developed by AWARE (and all associated documentation) pursuant to the DEVELOPMENT AGREEMENT with exception of the software described in Section 17 of the DEVELOPMENT AGREEMENT.

     1.2 "LICENSED PRODUCT(s)" shall mean any product(s) of LICENSEE that incorporate the PROGRAM(s) or any part thereof, including the AWARE-ADI chipset developed under the DEVELOPMENT CONTRACT between ADI and AWARE of even date.

     1.3 "COPYRIGHT(s)" shall mean AWARE's copyrights in the PROGRAM(s).

     1.4 "INTELLECTUAL PROPERTY RIGHTS" shall mean any and all rights associated with the PROGRAMS, including the COPYRIGHTS, and any rights associated with the TRADEMARKS.

     1.5 "TERRITORY" shall mean the world.

     1.6 "TRADEMARK(s)" shall mean the AWAKE trademark(s).

     1.7 "FIELD OF USE" shall mean Asymmetric Digital Subscriber Loop transceiver which support the data rates and functions mandated in the T1E1.4 or successor standard as of August 2, 1993 a copy of which is attached hereto as Appendix B and incorporated herein.

                                    2 - GRANT

     2.1 AWARE hereby grants, unless changed sooner pursuant to Section 3.2, to ADI a perpetual, exclusive license under the INTELLECTUAL PROPERTY RIGHTS in the TERRITORY to:

          a.   make, use, sell, and distribute LICENSED PRODUCT(s),

          b. use the TRADEMARK in conjunction with the manufacture, use, sale and distribution of the LICENSED PRODUCT(s), and


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          c.   use and reproduce the PROGRAM(s) in conjunction with (a) and (b)
               above.

     2.2 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise, as to any intellectual property not specifically included herein.

     2.3 Within thirty (30) days of the development of any PROGRAMS under the Development Contract executed simultaneously herewith, AWARE shall deposit with an escrow agent, acceptable to ADI all source code for such PROGRAMS. ADI shall have access to such source code of the PROGRAMS upon the bankruptcy or breach of AWARE of any terms of this LICENSE AGREEMENT. This LICENSE AGREEMENT shall not take effect until such time as a mutually agreeable escrow agent has been identified and a form of escrow agreement agreed to among all the parties.

                                  3 - ROYALTIES

     3.1 For the rights, privileges and license granted hereunder, ADI shall pay a license fee and royalties to AWARE in the manner hereinafter provided or until this Agreement shall be terminated:

     a. A license fee of [redact] and an advance against royalties payment of [redact] payable as follows:

          [redact] upon execution of this Agreement and [redact] within one week of the acceptance by LICENSEE of each of Milestones 1 through 4 as provided in Section 9 of the DEVELOPMENT CONTRACT. The final payment of [redact] shall be credited as an advance against royalties and shall be due on or before December 31, 1993.

     b. Royalty payments shall be based on the net selling price of LICENSED PRODUCTS and shall be calculated as follows:

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          i.   If the net selling price is less than or equal to [redact], the royalty shall be [redact] of the net selling price.

          ii. If the net selling price is between [redact], the royalty shall be of the net selling price plus [redact] % of the net selling price. For example, if the net selling price is [redact], then the royalty shall be: [redact].

          iii. If the net selling price is greater than [redact], the royalty shall be of the net selling price.

     If ADI can show that a royalty of [redact] does not allow it to compete in the marketplace, then the royalty shall be reduced. ADI and AWARE will engage in good faith negotiations to determine a new royalty rate.

     The net selling price of a LICENSED PRODUCT in the price paid by an unaffiliated ADI customer, minus transportation costs, taxes, duties and commissions.

     3.2 To maintain the exclusive license, ADI shall make minimum calendar royalty payments equal to the royalties due on [redact] of the available market for TiE1.4 standard-compliant DMT ADSL Transceivers in said calendar year.

The balance of the minimum royalty payments shall be due on the 30th of September each year and shall be credited against the sums due under Section 3.1 in the year in which said minimum royalty payments are due. Should ADI fail to make any such minimum royalty payment on the 30th of September each year, AWARE or ADI may convert the exclusive license granted under Section 2.1 to a non-exclusive license. In the event the exclusive license is changed to a non-exclusive license, AWARE will not license any other party under terms more favorable than those given to ADI.

     3.3 Royalty payments shall be paid in United States dollars in Cambridge, Massachusetts, or at such other place as AWARE may reasonably designate. If any currency conversion shall be required

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in connection with the payment of royalties hereunder, such conversion shall be made pursuant to ADI's standard accounting procedures for booking foreign sourced revenue. A copy of such procedures are attached hereto as SCHEDULE 3.3.

                    4 - AWARE REPRESENTATIONS AND WARRANTIES

     4.1 AWARE represents and warrants that it shall be the legal owner of the PROGRAMS and all COPYRIGHTS associated therewith.

     4.2 AWARE represents and warrants that the INTELLECTUAL PROPERTY RIGHTS shall not be subject to any liens, claims or entitlements on the part of any third party. AWARE represents and warrants that its employees are, and shall be, the original authors of the PROGRAMS and that AWAKE shall acquire all such employees rights and title to such PROGRAMS.

     4.3 AWARE represents and warrants that it does not know of any patents, copyrights or trade secrets or other proprietary rights which belong to third parties which will be infringed by the PROGRAMS after development by AWARE, which are not available for license under the provisions of ANSI standard practices.

     4.4 AWARE represents and warrants that it will provide full support for its PROGRAM(s) including bug fixes consistent with standard software industry practices for four years.

                             5 - REPORTS AND RECORDS

     5.1 ADI shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to AWARE hereunder. Said books of account shall be kept at ADI's principal place of business or the principal place of business or the appropriate division of ADI to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of AWARE or its agents for the purpose of verifying ADI's royalty statement or compliance in other respects with this Agreement.

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Should such inspection lead to the discovery of a greater than ten percent (10%)
discrepancy in reporting, LICENSEE agrees to pay the full cost of such inspection.

     5.2 ADI, within sixty (60) days after March 31, June 30, September 30 and December 31 of each year, shall deliver to AWARE true and accurate reports, giving such particulars of the business conducted by ADI during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

          a.   descriptions of LICENSED PRODUCTS;

          b. number of LICENSED PRODUCTS manufactured, distributed or sold by ADI;

          c.   total royalties due.

     5.3 With each such report submitted, ADI shall pay to AWARE the royalties due and payable under this Agreement. If no royalties shall be due, ADI shall so report.

     5.4 The royalty payments set forth in this Agreement and amounts due under Paragraph 4 shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose AWARE from exercising any other rights it may have as a consequence of the lateness of any payment.

                                  6 - COPYRIGHT

          ADI acknowledges that title to the PROGRAM(s) (including copyright) shall remain with AWARE and that any copies of the LICENSED PRODUCTS and related documentation, or portions thereof, made by ADI shall include an AWARE copyright notice thereon the following form: "Copyright 199___ , Aware, Inc. All Rights Reserved". The notice shall be affixed to all copies or portions thereof in such manner and location as to give reasonable notice of AWARE's claim of

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copyright. ADI shall at all times hereafter protect the PROGRAM, and all related technical information, data and materials supplied by AWARE, from transfer using measures at least as strong as those used by ADI in protecting its own proprietary data.

                                  7 - TRADEMARK

     7.1 ADI acknowledges that AWARE asserts that it is critical that the goodwill associated with the TRADEMARK(s) be protected and enhanced and, toward this end, ADI shall not during the terms of this Agreement or thereafter intentionally:

          a. attach the title or any rights of AWARE in or to the TRADEMARK(s);

          b. apply to register or maintain any application or registration of the TRADEMARK(s) or any other mark confusingly similar thereto in any jurisdiction, domestic or foreign.

          c. use any colorable imitation of any of the TRADEMARK(s), or any variant form including variant design forms, logos, colors, or typestyles of the TRADEMARK(s) not specifically approved by AWARE.

          d.   misuse the TRADEMARK;

          e. take any action that would bring the TRADEMARK(s) into public disrepute;

          f. use the TRADEMARK(s), or any mark or name confusingly similar thereto, in its corporate or trade name; or

          g. take any action that would tend to destroy or diminish the goodwill in the TRADEMARK(s).

     7.2 All use by ADI of the TRADEMARK(s) shall inure to the benefit of AWARE.

                                      -7-

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     7.3 ADI agrees to cooperate fully with AWARE in securing and maintaining the goodwill of AWARE in the TRADEMARK(s).

     7.4 ADI agrees that it shall mark the LICENSED PRODUCTS or the containers of such LICENSED PRODUCTS to indicate the rights of AWARE in the TRADEMARK(s), including registration status of the TRADEMARK(s) and that the products are manufactured pursuant to license.

                                8 - INFRINGEMENT

     8.1 AWARE shall defend and indemnify ADI against all claims or suits against ADI for infringements of patents, copyrights, or trade secrets of third parties as a result of the use by ADI of the PROGRAMS and shall be liable for all awards against ADI, whether by judgment or settlement, as a result of such claims and suits, provided that AWARE is given prompt notice of any such claims or suits and has sole control over the defense and settlement of any such claims or suits, and provided further that no such claims or suits for infringement is based upon developments or changes made by ADI.

     8.2 Each of AWARE and ADI agrees to notify the other promptly in writing when it learns of any patents, copyrights, or other proprietary rights which belong to third parties and which are allegedly being infringed by ADI's sale of the LICENSED PRODUCTS.

     8.3 In the event AWARE does not provide the indemnity set forth in 8.1 above, then in the event that any third party shall claim or sue ADI for infringement of patents, copyrights, trade secrets, or any other proprietary rights, as a result of the manufacture, use or sale of LICENSED PRODUCTS by ADI, and shall allege in such claim or suit that the LICENSED PRODUCTS made, used or sold by ADI infringe such patents, copyrights, trade secrets or proprietary rights of such third party because of the inclusion of the PROGRAMS or parts thereof in the LICENSED PRODUCTS, ADI shall have the right to deduct from the royalties payable by ADI to AWARE, any amounts paid by ADI to such third party, whether by judgment or settlement, relating to such allegation.

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     8.4 Notwithstanding Paragraphs 8.1 and 8.3 above, AWARE shall have no liability for royalties paid pursuant to licenses required to practice the ANSI T1E1.4 ADSL standard.

                            9 - PRODUCT LIABILITY

     9.1 ADI shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold AWARE, its officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorney's fees, arising out of the death of or injury to any person or persons or out of any damage to property resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s), provided ADI is given prompt notice of any such claim and has sole control of any defense or settlement negotiations and provided further that such indemnity shall be limited to the extent of the amounts payable from ADI's product liability insurance carrier.

                               10 - ASSIGNMENT

This Agreement is non-assignable and any attempt to do so shall be void.

                               11 - TERMINATION

     11.1 AWARE represents that it will take all steps necessary to register the COPYRIGHT(s) immediately in the Common Market, Japan, Canada, Korea, Taiwan, and any other country requested by ADI.

     11.2 Should ADI fail to make any payment whatsoever due and payable to AWARE hereunder, this Agreement shall terminate effective on thirty (30) days' notice, unless ADI shall make all such payments to AWARE within said thirty (30) day period. Upon the expiration of the thirty (30) day period, If ADI shall not have made all such payments to AWARE, the rights, privileges and license granted hereunder shall automatically terminate.

     11.3 Upon any material breach, breach or default of this Agreement by ADI, other than that set out in Paragraph 11.2, this

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Agreement shall terminate and the rights, privileges and license granted hereunder effective on ninety (90) days' notice to ADI. Such termination shall become automatically effective unless ADI shall have cured any such material breach or default prior to the expiration of the ninety (90) day period.

     11.4 Upon any material breach or default of this Agreement by AWARE, and such breach or default is not cured by AWARE within ninety (90) days after notice by ADI to AWARE, then any costs incurred by ADI as a direct result of such breach may be deducted from the amounts due to AWARE under this Agreement.

     11.5 Upon termination of this agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

                 12 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

     Any payments, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party be certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice to the other party:

In the case of Aware

Robert P Mosher
Chief Financial Officer
Aware, Inc.
One Memorial Drive
Cambridge, MA 02142

In the case of ADI

Analog Devices, Inc.
Three Technology Way
P.O. Box 9106
Norwood, MA 02062-9106
Attn: President

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                          13 - MISCELLANEOUS PROVISIONS

     13.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, USA, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

     13.2 The parties hereto acknowledge that this Agreement and the Development Contract executed simultaneously herewith sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     13.3 No provision of this Agreement is intended to conflict with any law, and the provisions should be construed in a manner that will uphold their validity. In the event that any provision is found to be contrary to any law, it shall be deemed unenforceable, and the parties or the court shall substitute a lawful provision in its place which is equitable and which, to the extent possible, reflects the original intent of the parties. Unless it would be inequitable to do so, all other provisions of the Agreement shall remain in full force and effect.

     13.4 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     13.5 In no event shall either party be liable for special, incidental or consequential damages due to any cause whatsoever. No suit or action shall be brought against one party by the other more than one year after the related cause of action has accrued. In no event shall the accrued total liability of a party from any lawsuit, claim, warranty or indemnity exceed the aggregate sum paid hereunder by ADI to AWARE.

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     IN WITNESS WHEREOF, the parties duly execute this Agreement the day and year set forth below.



/s/ Howard L. Resnikoff                    Dated: 25 September, 93
- -------------------------------                   -------------------------
Howard L. Resnikoff
Chief Executive Officer


/s/ Robert P. McAdam                        Dated: 9/24/93
- -------------------------------                   -------------------------
Analog Devices, Inc.
Vice President

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     Appendix 1 to License Agreement Between Aware and Analog Devices dated
     25 September 1993, and effective as of this 10TH day of June 1994.

This Appendix 1 is intended to express the license rights and responsibilities of the parties to intellectual property described and to be developed under a certain Amendment To Development Contract dated as of the date of this Appendix
1. The following provisions are not in substitution of any similarly numbered provisions of the License Agreement but shall be deemed specific to the intellectual property produced pursuant to the terms of the Amendment to Development Contract.

1.8 PROGRAMS shall mean the SOFTWARE developed by AWARE (and all associated documentation) pursuant to the AMENDMENT TO THE DEVELOPMENT CONTRACT.

1.9 "LICENSED PRODUCTS" shall mean any product(s) of LICENSEE that incorporate the PROGRAM(S) or any part thereof, including the ADI/AWARE chipset developed under the AMENDMENT TO THE DEVELOPMENT AGREEMENT between ADI and AWARE of even date. This chipset includes digital and analog (baseband and RF) subsections.

1.10 "FIELD OF USE" shall mean "products and technology for data and voice services over fiber, coax and hybrid fiber/coax networks" (HEREINAFTER REFERRED TO AS "HFC").

In the ROYALTIES Section:
3.4 For the HFC rights, privileges and license granted hereunder, ADI shall pay a license fee and royalties to AWARE in the manner hereinafter provided or until this Amendment is terminated:

a. A license fee of [redact] payable as follows:

     [redact] on June 1, 1994 to support Aware's on-going efforts on the system design. [redact] within one week of acceptance by LICENSEE of Milestone 2 as provided in Section 26 of the AMENDMENT TO DEVELOPMENT CONTRACT. [redact] within one week of acceptance by LICENSEE of Milestones 3 and 4 as provided in Section 26 of the AMENDMENT TO THE DEVELOPMENT CONTRACT.

b. Royalty payment shall be based on the net selling price of the HFC LICENSED PRODUCTS and shall be calculated as follows:

i. The royalty shall be [redact] of the net selling price.


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If ADI can show that a royalty of [redact] does not allow it to compete in the marketplace, then the royalty rate shall be reduced. ADI and AWARE will engage in good faith negotiations to determine a new royalty rate.

In the event that the intellectual property owned by Aware becomes a de facto HFC standard or is licensed for HFC to other parties, Aware will pay [redact] of any royalties collected from third parties to ADI.

3.5 To maintain the exclusive license, ADI shall make minimum calendar royalty payments equal to royalties due on [redact] of the available market for HFC in said calendar year.

The balance of the minimum royalty payments shall be due on the 31 December each year and shall be credited against the sum due under Section 3.4 in the year in which said minimum royalty payments are due. Should ADI fail to make any such minimum royalty payment on 31 December of each year, AWARE or ADI may convert the exclusive license granted for HFC under section 2.1 to a non-exclusive license. In the event that the exclusive license is changed to a non-exclusive license, AWARE will not license any other party under terms more favorable than those given to ADI.

In witness whereof, the parties duly execute this agreement the day and year set forth below.


   /s/ Howard L. Resnikoff                   Dated: 10 June 1994
   ------------------------------                   --------------------
       Howard L. Resnikoff
         Aware, Inc.



   /s/ Russell Johnsen                       Dated: June 28, 1994
   ------------------------------                   --------------------
       Russell Johnsen
      Analog Devices, Inc


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            Appendix 2 to License Agreement Between Aware and Analog
                                 Devices, Inc.
            dated September 1993 and effective as of this 26th Day of
                                 September 1995.

This Appendix 2 is intended to express the license rights and responsibilities of the parties to intellectual property described and to be developed under a certain SECOND AMENDMENT TO DEVELOPMENT CONTRACT dated as of the date of this Appendix 2. The following provisions are not in substitution of any similarly numbered provisions of the License Agreement but shall be deemed specific to the intellectual property produced pursuant to the terms of the SECOND AMENDMENT TO DEVELOPMENT CONTRACT.

1.11 "PROGRAMS" shall mean the SOFTWARE developed by Aware (and all associated documentation) pursuant to the SECOND AMENDMENT TO THE DEVELOPMENT CONTRACT.

1.12 The term "LICENSED PRODUCTS" is amended to include all ADI products for the FIELDS OF USE (ADSL or VDSL) being developed by the ADI Division responsible for broadband communications (currently this is the responsibility of the Communications Division), including digital and analog chips for ADSL or VDSL (whether or not such chips incorporate the PROGRAMS or any part thereof.)

1.13 "FIELD OF USE" shall mean "products and technology for data, voice and video services over copper VDSL, VADSL, BDSL or other copper technologies used in Fiber to the Curb, Switched Digital Video, Fiber to the Building and Fiber to the Home architectures" (HEREINAFTER REFERRED TO AS "VDSL").

In the ROYALTY Section:

3.5 For the VDSL rights, privileges and license granted hereunder, ADI shall pay a license fee and royalties to Aware in the manner hereinafter provided or until this agreement is terminated.

a. A license fee of [redact] payable as follows:

             [redact] upon execution of this agreement.


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             [redact] upon completion of the system design and chip
             set specification (MILESTONES I, 2 and 4 in SECOND
             AMENDMENT TO DEVELOPMENT AGREEMENT).

b. Royalty payment shall be based on the net selling price of the VDSL LICENSED PRODUCTS and shall be calculated as follows:

c. [redact] of the net selling price. Net selling price is defined as the selling price less any license fees paid to any other valid patent holder. Chips included in the calculation are all chips developed by and sold by ADI for this application.

To maintain the exclusive license, for Calendar years 1996 (CY1996) and 1997 (CY1997), ADI shall make prepaid royalty payments as follows:

For CY1996:
               [redact] payable by 12/31/95. [redact] of this payment applies towards VDSL LICENSED PRODUCTS sold by ADI in CY 1996. The remaining [redact] applies toward VDSL LICENSED PRODUCT sold by ADI in CY 1997.

For CY1997:
               [redact]

For CY 1998:
               [redact] payable by 12/31/1997.


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